Exhibit 2



            Henry L. Dykema                                       IMMEDIATE
            (630) 954-2020


                        FEDERAL SIGNAL CORPORATION
            DECLARES QUARTERLY CASH DIVIDEND AND DISTRIBUTION
                    OF PREFERRED SHARE PURCHASE RIGHTS

Oak Brook, Illinois, July 9, 1998 - The Board of Directors of Federal Signal Corporation today declared the regular quarterly cash dividend of
17.75 cents on its common stock, payable September 1, 1998 to holders of record at the close of business on August 18, 1998. This represents the 202nd consecutive quarterly cash dividend paid to common shareholders of the company.

The Board of Directors also declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Federal Signal Corporation common stock. These Rights in effect renew the Rights the Board of Directors declared in 1988, which expired this month. Each right will entitle shareholders to buy one one-hundredth of a share of a series of preferred stock at an exercise price of $100. The Rights will be exercisable only if an entity acquires 20% or more of Federal Signal common stock or announces a bona fide tender offer for 30% or more of the common stock.

Joseph J. Ross, Federal Signal's Chairman, President and Chief Executive Officer stated, "The Rights are intended to continue to enable all Federal Signal shareholders to realize the long-term value of their investment in Federal Signal. These Rights are not being issued in response to any offer to acquire control of the company, but they are being issued to protect shareholders' future interests. They should encourage anyone who might desire to acquire the company in the future to negotiate with the Board of Directors as the preferred method of acquisition." He noted that Federal Signal's stock price over the last ten years actually outperformed the appreciation anticipated in the 1988 Rights Agreement.

The dividend distribution of Preferred Share Purchase Rights will be made as of August 18, 1998 payable to shareholders of record at the close of business on that day. The Rights will expire August 18, 2008. The Rights distribution is not taxable to shareholders. Further details are contained in a letter which is being mailed on September 1, 1998 to all Federal Signal Corporation shareholders.


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Federal  Signal  Corporation  is a global  manufacturer  of leading niche products  in four  operating  segments:  safety and  signaling  products,
custom  signage,   consumable   industrial   tooling  and  emergency  and
environmental vehicles. The company's shares are traded on the New York Stock Exchange under the symbol FSS.

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